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Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
K&F PARENT, INC.

        The undersigned, for the purpose of amending and restating the Certificate of Incorporation of K&F Parent, Inc., a Delaware corporation (the "Corporation"), does hereby certify that:

          1.     The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 12, 2004 and was amended by that certain Certificate of Amendment of Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on October 26, 2004.

          2.     The Corporation's original name was "AAKF Acquisition, Inc."

          3.     This Amended and Restated Certificate of Incorporation has been duly adopted pursuant to Sections 242 and 245 of the Delaware General Corporation Law.

          4.     The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

ARTICLE I
NAME OF CORPORATION

        The name of this corporation is:

              K&F Parent, Inc.

ARTICLE II
REGISTERED OFFICE

        The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, Suite 1B, in the City of Dover 19901, County of Kent, and the name of its registered agent at that address is National Registered Agents, Inc.

ARTICLE III
PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL").

ARTICLE IV
AUTHORIZED CAPITAL STOCK

        SECTION A.    Authorized Shares.    The Corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares that the Corporation shall have authority to issue is One Million One Hundred Thousand (1,100,000).

          1.    Common Stock.    The total number of shares of common stock the Corporation shall have authority to issue shall be One Million (1,000,000), and each such share shall have a par value of one cent ($.01) per share (the "Common Stock").

          2.    Preferred Stock.    The total number of shares of Preferred Stock that the Corporation shall have authority to issue shall be One Hundred Thousand (100,000) and all such shares shall have a par value of one cent ($.01) per share (the "Preferred Stock"). The first series of Preferred Stock shall consist of Nine Thousand Two Hundred Fifty (9,250) shares and shall be designated "Senior Redeemable Preferred Stock" (the "Senior Preferred Stock"). The second series of Preferred Stock shall consist of Twenty Thousand (20,000) shares and shall be designated "Junior/Series A Redeemable Exchangeable Preferred Stock" (the "Junior/Series A Preferred Stock").

          3.     The shares of Preferred Stock may be issued from time to time in one or more series as set forth herein. Except as otherwise set forth in this Amended and Restated Certificate of Incorporation, the Board of Directors of the Corporation (the "Board") is hereby vested with authority to fix by resolution or resolutions prior to the issuance thereof, the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

        SECTION B.    Common Stock.    The Common Stock shall have the powers, preferences, rights and restrictions as provided for under the DGCL and as provided herein, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock:

          1.    Voting Rights.    Except as otherwise required by law, at every annual or special meeting of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the books of the Corporation.

          2.    Liquidation, Dissolution or Winding-Up.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment in full of the Senior Preferred Liquidation Preference and the Junior/Series A Preferred Liquidation Preference in accordance with the provisions of Article IV, Section C.4(a) and Article IV, Section D.5(a), respectively, below, the remaining assets and funds of the Corporation shall be divided among and paid to the holders of shares of Common Stock.

        SECTION C.    Senior Preferred Stock.    The designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the Senior Preferred Stock shall be as follows:

          1.    Stated Value.    The shares of Senior Preferred Stock shall be issued by the Corporation for their Senior Preferred Stated Value, in such amounts, at such times and to such persons as shall be specified by the Board from time to time. For the purposes hereof, the "Senior Preferred Stated Value" of each share of Senior Preferred Stock (regardless of its par value) shall be $10,000 per share, which Senior Preferred Stated Value shall be proportionately increased or decreased for any stock consolidation or stock split, respectively, of the outstanding shares of Senior Preferred Stock.

          2.    Rank.    The Senior Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to all classes of common stock of the Corporation (including the Common Stock) and senior to any other class of capital stock or series of preferred stock established after the date any shares of the Senior Preferred Stock are first issued (the "Senior Preferred Issue Date"), unless the issuance of capital stock ranking pari passu with or senior to the Senior Preferred Stock shall be in compliance with Article IV, Section C.8(a)(i) hereof. For purposes hereof, "Junior Securities" means the Junior/Series A Preferred Stock, all series and classes of Common Stock and all other classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding to which the Senior Preferred Stock is senior with respect to distributions upon liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends.

          3.    Dividends.

            (a)    Amount.    The holder of record of each share of the Senior Preferred Stock as such holder's name appears in the stock register of the Corporation shall be entitled to receive (when, as and if declared by the Board, it being understood that the Board may elect not to make any such declaration), out of funds of the Corporation legally available therefor, a dividend on each anniversary of the Senior Preferred Issue Date (the "Senior Dividend Accrual Date") prior to and in preference to any declaration or payment of any dividends on Junior Securities, at a rate of 15% per annum on the Senior Preferred Liquidation Preference as of the Senior Preferred Issue Date (in the case of all dates prior to the first Senior Dividend Accrual Date) and as of the preceding Senior Dividend Accrual Date (in all other cases).

            (b)    Accumulation and Time of Payment.    Dividends on each share of the Senior Preferred Stock shall be cumulative, shall accrue from day to day, whether or not declared, commencing on the Senior Preferred Issue Date and shall compound on each Senior Dividend Accrual Date, commencing on the first anniversary of the Senior Preferred Issue Date. For the avoidance of doubt, the Senior Preferred Liquidation Preference shall include, as of any date, all dividends that have accrued from day to day since the preceding Senior Dividend Accrual Date. The amount of dividends that accrue for any period shorter than a full annual dividend period shall be computed on the basis of a 360 day year.

            (c)    Payment of Accumulated Dividends.    Accumulated dividends not paid may be declared by the Board and paid in cash to the holders of record of outstanding shares of Senior Preferred Stock as their names shall appear on the stock register of the Corporation as of a record date to be established by the Board, which record date shall be not more than 60 nor less than 30 days preceding the date of payment, whether or not such date is a Senior Dividend Accrual Date. Holders of outstanding shares of Senior Preferred Stock shall not be entitled to receive any dividends in excess of the aggregate amount of accrued dividends to which such holders are then entitled as provided in this Article IV, Section C.3.

            (d)    Restrictions on Payment of Dividends.    Notwithstanding anything contained herein to the contrary, no dividends on shares of Senior Preferred Stock shall be declared by the Board or paid or set apart for payment by the Corporation at such time as such declaration, payment or setting apart is prohibited by the DGCL.

          4.    Liquidation Preference.

            (a)    The Senior Preferred Liquidation Preference.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Senior Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, whether such assets are capital or surplus or otherwise and whether or not any dividends in respect of the Senior Preferred Stock have been declared, an amount per share outstanding equal to the sum of (x) the Senior Preferred Stated Value plus (y) all accrued but unpaid dividends thereon (whether or not declared), computed to the date payment thereof is made (the "Senior Preferred Liquidation Preference"), before any payment shall be made or any assets distributed to the holders of Junior Securities. If the assets of the Corporation are not sufficient to pay in full the Senior Preferred Liquidation Preference payable to the holders of outstanding shares of the Senior Preferred Stock, then the entire assets and funds of the Corporation available for distribution shall be distributed pro rata among the holders of the Senior Preferred Stock in proportion to the number of shares of Senior Preferred Stock owned by each such holder. Nothing herein contained shall be deemed to prevent redemption or repurchase, as the case may be, of shares of the Senior Preferred Stock by the Corporation in the manner provided in Article IV, Section C.5 or Section C.8(a), respectively, hereof. The Senior Preferred

    Liquidation Preference with respect to each outstanding fractional share of Senior Preferred Stock shall be equal to a ratably proportionate amount of the Senior Preferred Liquidation Preference with respect to each outstanding share of Senior Preferred Stock. All payments for which this Article IV, Section C.4(a) provides shall be in cash, property (valued at its fair market value, as determined by an independent nationally recognized investment banking firm selected by the Corporation) or any combination thereof; provided, however, that no cash shall be paid to holders of Junior Securities unless each holder of the outstanding shares of Senior Preferred Stock has been paid in cash the full amount of the Senior Preferred Liquidation Preference to which such holder is entitled as provided herein. After payment of the full amount of the Senior Preferred Liquidation Preference to which each such holder is entitled, such holders of shares of Senior Preferred Stock will not be entitled to any further participation in any distribution of the assets of the Corporation.

            (b)    Events Not Constituting Liquidation.    For the purposes of this Article IV, Section C.4, a Change of Control shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation so long as the Corporation consummates the mandatory redemption as set forth in Article IV, Section C.5(b)(ii) below and so long as the net proceeds of such Change of Control are sufficient to pay the Senior Preferred Redemption Price.

          5.    Redemption.

            (a)    Optional Redemption of Senior Preferred Stock.    Subject to the restrictions set forth in Article IV, Section C.5(d) hereof, the Corporation may, at the option of the Board, at any time or from time to time, in whole or in part, redeem the shares of Senior Preferred Stock at the time outstanding out of funds legally available therefor, upon notice given as hereinafter specified and on such date as specified in such notice, at a redemption price per share equal to the Senior Preferred Liquidation Preference in effect on the date of redemption specified in such notice (the "Senior Preferred Redemption Price").

            (b)    Mandatory Redemption of Senior Preferred Stock.    Subject to the restrictions set forth in Article IV, Section C.5(d) hereof, (i) on the twelfth anniversary of the Closing Date or (ii) upon the occurrence of a Change of Control, the Corporation shall redeem all, but not less than all, the shares of Senior Preferred Stock at the time outstanding out of funds legally available therefor, upon notice given as hereinafter specified and on such date as specified in such notice, at the Senior Preferred Redemption Price in effect on the date of redemption specified in such notice.

            (c)    Manner of Redemption.    Notice of redemption of outstanding shares of Senior Preferred Stock pursuant to Article IV, Section C.5(a) or (b) shall be sent by or on behalf of the Corporation to the holders of record of outstanding shares of Senior Preferred Stock selected for redemption in the manner provided in Article IV, Section C.6(b) hereof. If, as a result of a redemption pursuant to Article IV, Section C.5(a), a holder would be left with a fraction of a share of Senior Preferred Stock, the Corporation shall redeem the number of shares of such holder that it otherwise would redeem rounded up or down, in the Corporation's sole discretion, to the nearest whole number.

            (d)    Restrictions on Redemptions.    No shares of Senior Preferred Stock shall be redeemed in whole or part under Article IV, Section C.5(a) or (b) hereof at any time that such redemption is prohibited by the DGCL.

            (e)    Limitations on Change of Control.    The Corporation shall take no action that would otherwise require the Corporation to redeem any outstanding shares of Senior Preferred Stock pursuant to Article IV, Section C.5 hereof (each a "Senior Preferred Redemption Obligation") if at such time the Corporation is unable to discharge its Senior Preferred Redemption Obligation, and the Corporation shall not permit a Change of Control to occur that would otherwise require the Corporation to redeem the outstanding shares of Senior Preferred Stock pursuant to Article IV, Section C.5(b)(ii) hereof if at such time the Corporation would not have sufficient funds available to pay the Senior Preferred Redemption Price in respect of all outstanding shares of Senior Preferred Stock.

          6.    Procedure for Redemption.

            (a)    Selection.    In the event that fewer than all of the outstanding shares of Senior Preferred Stock are to be redeemed pursuant to Article IV, Section C.5(a) hereof, the number of shares to be redeemed, shall be determined by the Board at its sole option and, with respect to such redemption subject to compliance with Article IV, Section C.5(d), shall be redeemed pro rata among all holders of the Senior Preferred Stock.

            (b)    Notice.    If the Corporation elects to redeem shares of Senior Preferred Stock pursuant to Article IV, Section C.5(a) or is required to redeem shares of Senior Preferred Stock pursuant to Article IV, Section C.5(b), notice of every such election or redemption shall be mailed by first class mail, postage prepaid, not less than 15 days nor more than 30 days prior to the date fixed for such redemption (the "Senior Preferred Redemption Date") addressed to the holders of record of the shares to be redeemed at their respective addresses as they shall last appear on the books of the Corporation. Each such notice shall state: (i) the Senior Preferred Redemption Date; (ii) that shares of Senior Preferred Stock are to be redeemed and, solely for purposes of Article IV, Section C.5(a), if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed; (iii) the Senior Preferred Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Senior Preferred Redemption Price; (v) that dividends on the shares to be redeemed will cease to accrue on such Senior Preferred Redemption Date and (vi) if the redemption is pursuant to Article IV, Section C.5(b)(ii), information in reasonable detail describing the event that will constitute the Change of Control. Each notice delivered pursuant to Article IV, Section C.5(a) may be made contingent upon the occurrence of such events as may be set forth in the notice. Each notice delivered pursuant to Article IV, Section C.5(b)(ii) may be made contingent upon the consummation of the Change of Control set forth in the notice.

            (c)    Effect of Redemption.    Notice having been mailed as aforesaid, from and after the payment of the Senior Preferred Redemption Price in full on the Senior Preferred Redemption Date, dividends on the shares of Senior Preferred Stock so redeemed shall cease to accrue, and the shares of Senior Preferred Stock so redeemed shall no longer be deemed to be outstanding and shall be retired and shall have the status of authorized but unissued shares of Preferred Stock, unclassified as to series, and shall not be reissued and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Senior Preferred Redemption Price as provided in Article IV, Section C.5) shall cease and terminate. If notice of redemption, which shall otherwise comply in all respect with Article IV, Section C.6(b) hereof, shall have been mailed and if prior to the Senior Preferred Redemption Date all said funds necessary for such redemption shall have been irrevocably deposited in trust, for the account of the holders of the shares of the Senior Preferred Stock to be redeemed (and so as to be and continue to be available therefor), with a bank or trust company named in such notice, then at such time, all shares of the Senior Preferred Stock with respect to which such notice shall have been so mailed and such deposit shall have been so made, shall be deemed to be no longer outstanding and all rights with respect to such shares of the Senior Preferred Stock shall forthwith upon such deposit in trust cease and terminate (except the right of the holders thereof on or after the Senior Preferred

    Redemption Date to receive from such deposit the Senior Preferred Redemption Price) (it being understood that dividends shall be deemed to have accrued on such shares of Senior Preferred Stock until the Senior Preferred Redemption Date specified in such notice, irrespective of whether such shares shall be outstanding as of such date). In case the holders of shares of the Senior Preferred Stock that shall have been called for redemption shall not within two years (or any longer period if required by law) after the Senior Preferred Redemption Date claim any amount so deposited in trust for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Corporation any such unclaimed amount so deposited with it and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Corporation for payment of the Senior Preferred Redemption Price in respect thereof. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), the Senior Preferred Redemption Price provided in Article IV, Section C.5 shall be delivered to the registered holder of such certificates. In case fewer than all the shares of Senior Preferred Stock represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

          7.    Voting Rights.

            (a)    General.    Except as specifically set forth herein or in the DGCL, the holders of shares of Senior Preferred Stock shall not be entitled to any voting rights with respect to any matters voted upon by stockholders of the Corporation. To the extent that the holders of shares of Senior Preferred Stock shall be entitled, by reason of the terms hereof or the DGCL, to any voting rights with respect to any matters to be voted upon by any class or group of stockholders of the Corporation, the holders of shares of Senior Preferred Stock shall have one vote per share of Senior Preferred Stock, unless otherwise required by the express provisions hereof or by applicable law.

            (b)    Board Observer Rights; Senior Designee.

              (i)    Except as set forth in Article IV, Section C.7(b)(iii) hereof or in Article IV, Section C.9 hereof, (1) the number of directors of the Board shall be set at eight; and (2) the number of directors of the Board shall not be increased to greater than eight without the vote or written consent of the holders of at least a majority of the outstanding shares of Senior Preferred Stock.

              (ii)   The holders of a majority of the outstanding shares of the Senior Preferred Stock shall have the right to appoint (by vote or written consent) one non-voting observer (the "Senior Observer") to the Board; provided, however, that such Senior Observer shall be reasonably acceptable to a majority of the members of the Board elected by the holders of the Common Stock. The Senior Observer shall have the right to attend all meetings of the Board and any committees thereof (including, without limitation, the audit committee and compensation committee), shall receive notices of all meetings of the Board and/or any committees thereof and all written materials distributed to members of the Board and/or any committees thereof, but shall not be entitled to vote on any matters before the Board or any committees thereof; provided, however, that the Board and/or any committees thereof shall have the right to exclude the Senior Observer from any meetings and shall have the right to omit to provide to the Senior Observer all written materials distributed to the members of the Board and/or any committees thereof to the extent that (1) the members of the Board or any committees thereof, as applicable, believe in good faith after consultation with counsel that such exclusion or omission is necessary in order to preserve any attorney-client privilege, attorney work-product privilege or other similar legal privileges or (2) such attendance or distribution of materials is otherwise prohibited by applicable law; and provided, further however, that the Senior Observer shall execute and deliver, upon his appointment and prior to any attendance at the first such meeting or to being furnished the first such written materials, a confidentiality and nondisclosure agreement in the form agreed to prior to the date hereof.

              (iii)  The holders of at least a majority of the outstanding shares of Senior Preferred Stock, voting as a separate class, at the discretion of such holders, shall be entitled to elect one member of the Board (a "Senior Designee") (and, if such election is made, the size of the Board shall automatically be correspondingly increased without the need for any approval by the stockholders of the Corporation or the Board); provided, however, that such Senior Designee shall be reasonably acceptable to a majority of the members of the Board elected by the holders of the Common Stock; and provided, further, however, that if such election is made, the right of the holders of the Senior Preferred Stock to appoint a Senior Observer pursuant to Article IV, Section C.7(b)(ii) shall simultaneously and automatically, without any further action, be terminated and of no further force or effect.

          8.    Covenants.

            (a)    Negative Covenants.    For so long as any share of Senior Preferred Stock remains outstanding, the Corporation shall not, and shall not permit any of its Subsidiaries to, without the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Senior Preferred Stock, voting or consenting as a separate class:

              (i)    solely in the case of the Corporation, create or authorize the creation of or issue (including, without limitation, by way of recapitalization), or obligate itself to authorize or issue any shares of any equity securities, or any other security exercisable for or convertible into any shares of equity securities ranking on a parity with or senior to the Senior Preferred Stock with respect to dividends and rights on liquidation, winding up or dissolution, whether any such creation or authorization shall be by means of amendment of this Certificate of Incorporation, by way of a certificate of designations or otherwise, or by merger, consolidation or otherwise;

              (ii)   (A) declare or pay any dividend or make any other payment or distribution on account of any of the Junior Securities (including, without limitation, any payment in connection with any merger or consolidation involving the Corporation and any payment or distribution in the form of, and any exchange of the Junior Securities for, Indebtedness of the Corporation or any of its Subsidiaries) or to the direct or indirect holders of any of the Junior Securities in their capacity as such (other than dividends or distributions payable in Junior Securities of the Corporation or to the Corporation or a Subsidiary of the Corporation); or (B) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Corporation and any payment in the form of Indebtedness of the Corporation or any of its Subsidiaries) any of the Junior Securities (all such payments and other actions set forth in these clauses (A) and (B) above being collectively referred to as "Restricted Payments").

              Notwithstanding anything to the contrary set forth herein, the foregoing provisions of Article IV, Section C.8(a)(ii) will not require the vote or consent of any holders of the outstanding shares of Senior Preferred Stock for: (A) the payment of any dividend or distribution by a direct or indirect Subsidiary of the Corporation to the holders of its

      Equity Interests on a pro rata basis (or on a basis more favorable to the Corporation and its Subsidiaries) and (B) so long as no default as described in Article IV, Section C.9(a) or (b) hereof shall have occurred and be continuing, the repurchase, redemption or other acquisition or retirement for value of any Junior Securities held by any then current or former director, officer or employee of, or consultant to, the Corporation or any of its Subsidiaries (other than any director, officer or employee or consultant who is an Affiliate of any of the Aurora Limited Partnerships, the Aurora General Partners, the Aurora Ultimate General Partners and/or Aurora Management Partners LLC (collectively, the "Aurora Entities")) issued pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or the declaration and payment of dividends by the Corporation to, or the making of loans to, any direct or indirect parent in order to effectuate any such repurchase, redemption or other acquisition or retirement for value by such direct or indirect parent.

              The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Corporation or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board or the board of directors of the applicable Subsidiary of the Corporation, as the case may be.

              (iii)  enter into or consummate any Asset Sale unless (A) the Corporation or any of its Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of (such fair market value to be determined as of the date of contractually agreeing to such Asset Sale), with such fair market value to be determined by a resolution of the Board, (B) at least 75% of the consideration received by the Corporation or the applicable Subsidiary of the Corporation is in the form of cash or Cash Equivalents, and (C) to the extent that not all of the Net Cash Proceeds from such Asset Sale are applied by the Corporation or such Subsidiary, as the case may be, within 360 days following the receipt of such Net Cash Proceeds, to the extent the Corporation or such Subsidiary, as the case may be, elects, (1) to repay Indebtedness (and, if such Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (2) to acquire (including by way of merger or consolidation) all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business, (3) to make capital expenditures relating to an asset or assets used or useful in a Permitted Business, or (4) to acquire other long-term assets that are used or useful in a Permitted Business, the amount of Net Cash Proceeds not so applied (the "Excess Proceeds") shall, in the case of Excess Proceeds realized by the Corporation, be used by the Corporation to redeem the outstanding shares of the Senior Preferred Stock in accordance with the procedures set forth in Article IV, Section C.6 and, in the case of Excess Proceeds realized by any Subsidiary of the Corporation, such Excess Proceeds shall be provided to the Corporation by such Subsidiary by way of payment of dividends to, or the making of loans to, any direct or indirect parent in order to permit the Corporation to effectuate such redemption by the Corporation; provided, however, that if any Excess Proceeds remain after consummation of the redemption of all of the outstanding shares of the Senior Preferred Stock, the Corporation may use such Excess Proceeds for any purpose not otherwise prohibited by the terms of this Amended and Restated Certificate of Incorporation.

              For the purposes of Article IV, Section C.8(a)(iii)(B), the following shall be deemed to be cash: (A) the amount of any liabilities, as shown on the Corporation's or any applicable Subsidiary's most recent balance sheet or in the notes thereto, of the Corporation or such Subsidiary that are assumed by the transferee of any such assets; (B) any securities, notes or other obligations received by the Corporation or any applicable Subsidiary from such transferee that are substantially concurrently, subject to normal settlement periods, converted by the Corporation or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion) and (C) property received as consideration for such Asset Sale that would otherwise constitute a permitted application of Net Cash Proceeds (or other cash in such amount) under Article IV, Section C.8(a)(iii)(C)(2) or (4) above.

              The sale, lease, conveyance or other disposition of all or substantially all of the assets of the Corporations and its Subsidiaries taken as a whole will be governed by the provisions of Article IV, Section C.5(b)(ii) and/or the provisions of Article IV, Section C.8(a)(xiv) and not by the provisions of this Article IV, Section C.8(a)(iii).

              (iv)  transfer all or a material portion of the assets of the Corporation and/or any of its Subsidiaries to any other direct or indirect Subsidiary of the Corporation (other than any transfer to K&F Intermediate or K&F Industries) outside of the ordinary course of business if such transfer could reasonably be expected to materially adversely affect the rights and protections the holders of the Senior Preferred Stock would otherwise have in bankruptcy proceedings initiated under the Bankruptcy Code of the Corporation, K&F Intermediate, K&F Acquisition or K&F Industries prior to any such transfer of assets;

              (v)   create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness; provided, however, the Corporation and any of its Subsidiaries may incur Indebtedness (including Acquired Debt) if the Indebtedness/EBITDA Ratio for the Corporation's and its Subsidiaries', on a consolidated basis, most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least (A) on or prior to December 31, 2009, 9.5 to 1 and (B) after December 31, 2009, 8.5 to 1, determined on a pro forma basis (including pro forma application of the net proceeds therefrom), as if such additional Indebtedness (as well as any other Indebtedness that has been incurred following the end of such four-fiscal quarter period) had been incurred at the beginning of such four-quarter period; provided, further, however, that the provisions of this Article IV, Section C.8(a)(v) shall not require the vote or consent of any holders of the outstanding shares of any Senior Preferred Stock for the incurrence by the Corporation or any of its Subsidiaries of Permitted Debt; and provided, further, however, that if any Non-Recourse Debt of the Corporation or any of its Subsidiaries shall at any time cease to constitute Non-Recourse Debt, such event will be deemed to constitute an incurrence of Indebtedness by such Corporation or any of its Subsidiaries, as the case may be;

              (vi)  amend the terms of any Material Debt to increase the outstanding principal balance of any such Material Debt (unless the Corporation or any of its Subsidiaries is permitted to incur such additional Indebtedness under Article IV, Section C.8(a)(v) above);

              (vii)  (A) amend this Certificate of Incorporation or the Certificate of Incorporation of any Subsidiary of the Corporation, or the Bylaws or any other organizational documents of the Corporation or any Subsidiary of the Corporation in any way that materially adversely affects the Senior Preferred Stock or (B) authorize or issue any class or series of Capital Stock of the Corporation or any of its Subsidiaries that could reasonably be expected to materially adversely affect the Senior Preferred Stock;

              (viii)  make any payment by the Corporation or any of its Subsidiaries to, or sell, lease, transfer or otherwise dispose of any of the Corporation's or any of its Subsidiaries' properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Corporation or any of its Subsidiaries (each, an "Affiliate Transaction") involving aggregate consideration in excess of $1.0 million, unless the Affiliate Transaction is on terms that are at least as favorable to the Corporation or the relevant Subsidiary as those that would have been obtained in a comparable transaction by the Corporation or such Subsidiary with an unrelated Person; provided, however, that any such Affiliate Transaction shall be conclusively deemed to be at least as favorable as the terms which could be obtained on an arm's length basis with an unrelated Person if such transaction is approved by a majority of the members of the Board or the board of directors of such applicable Subsidiary (in each such case, including a majority of the disinterested members of the Board or such applicable Subsidiaries' board of directors). Notwithstanding anything to the contrary set forth in this Article IV, Section C.8(a)(viii), Permitted Affiliate Transactions will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of this Article IV, Section C.8(a)(viii).

              (ix)  enter into any agreement that would, or amend any agreement in effect as of the Closing Date in a manner that would, prohibit the consummation of the mandatory redemption obligations of the Corporation pursuant to Article IV, Section C.5(b)(i) hereof; provided, however, that for the avoidance of doubt the terms of that certain Credit Agreement, dated as of the Closing Date, among K&F Intermediate, K&F Acquisition and the lenders parties thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as in effect as of the Closing Date, the Senior Subordinated Notes due 2014, as in effect as of the Closing Date, and the Exchange Notes issued in exchange for the Senior Subordinated Notes due 2014 in accordance with the terms of the Registration Rights Agreement, as in effect as of the Closing Date, shall not be considered to be in violation of this clause (ix);

              (x)   incur or permit to exist any Material Debt that has a maturity beyond the twelfth anniversary of the Closing Date unless either (A) such Material Debt may be redeemed on and at any time after the twelfth anniversary of the Closing Date if the terms of such Material Debt would prohibit the consummation of the mandatory redemption obligations of the Corporation pursuant to Article IV, Section C.5(b)(i) on such twelfth anniversary or (B) such Material Debt is subject to a "covenant defeasance" or similar defeasance at and at any time after the twelfth anniversary of the Closing Date such that the mandatory redemption obligations of the Corporation pursuant to Article IV, Section C.5(b)(i) are not prohibited by the terms of such Material Debt;

              (xi)  during the continuance of a default as described in Article IV, Section C.9(a) or (b) hereof, make any Restricted Investment in an amount at any time outstanding individually or in the aggregate for the Corporation and its Subsidiaries taken as a whole in excess of $5,000,000;

              (xii) during the continuance of a default as described in Article IV, Section C.9(a) or (b) hereof, consolidate or merge with or into any other Person, transfer of all or substantially all of the Corporation's and its Subsidiaries' properties and assets, taken as a whole, to any other Person;

              (xiii)  effectuate a Change of Control unless the Corporation consummates the mandatory redemption obligations of the Corporation pursuant to Article IV, Section C.5(b)(ii) hereof in connection therewith; or

              (xiv)  enter into any contract, agreement or understanding obligating the Corporation or any of its Subsidiaries to any of the foregoing.

            (b)    Affirmative Covenants.    For so long as any share of Senior Preferred Stock remains outstanding, unless the holders of a majority of the outstanding shares of Senior Preferred Stock otherwise vote or provide their written consent, voting or consenting as a separate class, the Corporation shall, and shall cause its Subsidiaries to:

              (i)    comply in all material respects will all laws applicable to the Corporation or any of its Subsidiaries; provided, however, that noncompliance with any applicable law shall be deemed not to constitute a breach of this Article IV, Section C.8(b)(i) if the failure to effect such compliance could not reasonably be expected to be adverse in any material respect to the holders of the Senior Preferred Stock; provided, however, that if the failure to effect such compliance is adverse in any material respect to the holders of the Senior Preferred Stock, such noncompliance with any applicable law shall be deemed not to constitute a breach of this Article IV, Section C.8(b)(i) if upon obtaining knowledge of such noncompliance, the Corporation or any its Subsidiaries, as appropriate, promptly undertakes reasonable efforts to achieve compliance;

              (ii)   maintain adequate and customary insurance coverage with respect to the Corporation's and its Subsidiaries' respective properties and business; provided, however, that the Corporation and its Subsidiaries shall have the right to self-insure all or a portion of the required coverages (other than property insurance and product liability insurance relating to aircraft and aerospace products; provided, that deductibles consistent with past practice shall not be considered self-insurance for purposes of this sentence) to the extent such self-insurance is reasonable and customary;

              (iii)  maintain and keep, or cause to be maintained and kept, in all material respects the Corporation's and its Subsidiaries' respective properties that are useful and necessary in any material respect in the business of the Corporation and its Subsidiaries in good working order and condition, ordinary wear and tear excepted;

              (iv)  file all material income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all material taxes when due, except such as are contested in good faith by appropriate proceedings and for which the Corporation has established appropriate reserves in accordance with GAAP or where the failure to effect such payment could not reasonably be expected to be adverse in any material respect to the holders of the Senior Preferred Stock;

              (v)   preserve, renew and keep in full force and effect the Corporation's and its Subsidiaries' organizational existence, except any Subsidiary of the Corporation may be merged or consolidated with or into any wholly-owned Subsidiary of the Corporation (provided, (A) that the wholly-owned Subsidiary of the Corporation shall be the continuing or surviving corporation or (B) simultaneously with such transaction, the continuing or surviving corporation shall become a wholly-owned Subsidiary of the Corporation); provided, however, that this Article IV, Section C.8(b)(v) shall not apply with respect to any Subsidiary of the Corporation (1) that merges into or consolidates with any other entity in a transaction that conforms to the provisions applicable to Asset Sales set forth in Article IV, Section C.8(a)(iii) or (2) if the effect of such failure to preserve, renew or keep in full force and effect the organizational existence of such

      Subsidiary is not adverse in any material respect to the holders of the Senior Preferred Stock;

              (vi)  be at all times Solvent; and

              (vii) maintain the Corporation's and its Subsidiaries' existing line of business and not engage in any line of business other than a Permitted Business.

            (c)    Covenant Regarding Filing of Voluntary Bankruptcy.    The filing by the Corporation of a voluntary petition for reorganization relief, or the consent to the entry of an order for relief against the Corporation, pursuant to the Bankruptcy Code shall require, in addition to any other vote or consent required herein or by law, the vote or written consent of (i) at least a majority of the members of the Board, including a majority of the Senior Designees (it being understood that if no Senior Designees have been elected to the Board at such time, the requirement under this clause (i) may be satisfied with the vote of at least a majority of the members of the Board or written consent of all the members of the Board), and (ii) the holders of at least a majority of the outstanding shares of Senior Preferred Stock.

          9.    Defaults.

            (a)    Payment Default of Certain Indebtedness or Default of Certain Senior Preferred Stock Covenants.    In the event that (i) any continuing payment default by the Corporation or any Subsidiary of the Corporation under the Senior Credit Agreement or the Senior Subordinated Notes due 2014 or any other indebtedness for money borrowed then having an outstanding principal balance greater than $25 million (the "Material Debt") remains uncured for a period of 90 days and is not waived by the applicable lenders or (ii) any continuing default of the covenants set forth in Article IV, Section C.8 remains uncured for a period of 90 days after receipt by the Corporation of notice of such default from the holders of at least a majority of the outstanding shares of Senior Preferred Stock and is not waived by the holders of at least a majority of the outstanding shares of Senior Preferred Stock, the holders of at least a majority of the outstanding shares of Senior Preferred Stock shall have the right, for the first such 90 day period, to elect (x) if at such time there is no Senior Designee, four Senior Designees (and, if such election is made, the size of the Board shall automatically be correspondingly increased without the need for any approval by the stockholders of the Corporation or the Board) and (y) if at such time there is one Senior Designee, three Senior Designees (and, if such election is made, the size of the Board shall automatically be correspondingly increased without the need for any approval by the stockholders of the Corporation or the Board), and for the second such 90 day period, to elect three additional Senior Designees (and, if such election is made, the size of the Board shall automatically be correspondingly increased without the need for any approval by the stockholders of the Corporation or the Board), and each additional 90 day period thereafter, to designate two additional Senior Designees (and, if such election is made, the size of the Board shall automatically be correspondingly increased without the need for any approval by the stockholders of the Corporation or the Board) until such time as the holders of the Senior Preferred Stock will have the right to elect a majority of the members of the Board (and, if such election is made, the size of the Board shall automatically be correspondingly increased without the need for any approval by the stockholders of the Corporation or the Board).

            (b)    Default of Redemption Obligations; Bankruptcy Filing.    In the event that:

              (i)    the Corporation defaults on the mandatory redemption obligations of the Corporation pursuant to Article IV, Section C.5(b)(i) and/or (ii) hereof;

              (ii)   the Corporation or any of its material Subsidiaries file a voluntary petition for relief under the Bankruptcy Code or consent to an entry of an order for relief pursuant to the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar liquidation or reorganization statute or other law relating to the relief from debts or the protection of debtors generally, now or hereafter in effect;

              (iii)  the Corporation or any of its material Subsidiaries make an assignment for the benefit of creditors of the Corporation or such Subsidiary, as applicable, with respect to all or any substantial part of the property of the Corporation or of its material Subsidiaries;

              (iv)  a court having jurisdiction in the premises shall have entered an order for relief in respect of the Corporation or any of its material Subsidiaries in an involuntary case commenced under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar liquidation or reorganization statute or other law relating to the relief from debts or the protection of debtors generally, now or hereafter in effect, or any other similar relief shall be granted under any applicable federal or state law, and the effectiveness of which order or similar relief shall not have been stayed pending appeal or review within 30 days after the Corporation or any of its material Subsidiaries is advised of the same; or

              (v)   a court having jurisdiction in the premises shall have entered an order appointing a receiver, liquidator, sequestrator, assignee, trustee, custodian or other officer having similar powers over the Corporation or any of its material Subsidiaries, or over all or any substantial part of the property of the Corporation or of its material Subsidiaries, or a writ of attachment, execution or similar process shall have been issued against any substantial part of the property of the Corporation or the property of its material Subsidiaries, and the enforcement of such order or process shall not have been stayed pending appeal or review within 30 days after the Corporation or any of its material Subsidiaries is advised of the same;

              the holders of at least a majority of the outstanding shares of the Senior Preferred Stock shall have the right to elect a number of Senior Designees (and, if such election is made, the size of the Board shall automatically be correspondingly increased by such number without the need for any approval by any of the stockholders of the Corporation or the Board), such that the Senior Designees constitute a majority of the Board, but the size of the Board will not be increased by greater than such number without the consent of the holders of at least a majority of the outstanding shares of Senior Preferred Stock.

            (c)    Cure of Default.    Notwithstanding anything to the contrary set forth herein, upon the Corporation's cure of all of the outstanding default events described in Article IV, Section C.9(a) or (b) set forth above, (i) the term of the additional Senior Designees elected pursuant to Article IV, Section C.9(a) or (b) shall automatically end and such Senior Designees shall automatically cease to be members of the Board, effective immediately, (ii) the size of the Board shall automatically be decreased (without the need for any approval by any of the stockholders of the Corporation or the Board) by the number of additional Senior Designees elected pursuant to Article IV, Section C.9(a) or (b) and (iii) the number of Senior Designees that the holders of the Senior Preferred Stock shall have the right to elect shall be automatically decreased to one member without the need for any approval of such reduction by the stockholders of the Corporation or the Board. Nothing set forth in this Article IV, Section C.9(c) shall preclude the operation of Article IV, Section C.9(a) or (b) if a subsequent default as described in Article IV, Section C.9(a) or (b) shall occur.

            (d)   Any director who is a Senior Designee may be removed with or without cause only by a vote of the holders of at least a majority of the outstanding shares of Senior Preferred Stock. The Corporation shall take such actions as are necessary for the removal of any Senior

    Designee upon the request of the holders of at least a majority of the outstanding shares of Senior Preferred Stock and for the election to the Board of a substitute designated by the holders of at least a majority of the outstanding shares of Senior Preferred Stock.

          10.    Information and Access Rights.

            (a)    Information Rights.    Each holder of Senior Preferred Stock that, together with its Affiliates, holds an aggregate number of shares of Senior Preferred Stock with an aggregate Senior Preferred Stated Value at such time that is greater than $25,000,000 will have the right to receive after fifteen (15) days after they are or would have been required to be contained in a filing with the Commission: (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Corporation were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Corporation's certified independent accountants; (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Corporation were required to file such reports; (iii) the annual consolidated business plan of the Corporation and its Subsidiaries, and (iv) notice of any event of default on any Material Debt, subject to the acknowledgment in writing by each such holder of Senior Preferred Stock that the Corporation and/or any of its Subsidiaries may be reporting companies under the Exchange Act, and subject to the execution by each such holder of Senior Preferred Stock of a confidentiality and nondisclosure agreement, in form and substance reasonably acceptable to the Corporation and its counsel. So long as all or substantially all of the assets of the Corporation are comprised of K&F Industries and its Subsidiaries, the information required to be delivered by the Corporation pursuant to clauses (a) and (b) of this Article IV, Section C.10(a) may, at the election of the Corporation, be satisfied by delivering such information with respect to K&F Industries and its Subsidiaries.

            (b)    Access Rights.    Each holder of Senior Preferred Stock that, together with its Affiliates, holds an aggregate number of shares of Senior Preferred Stock with an aggregate Senior Preferred Stated Value at such time that is greater than $25,000,000 will have reasonable access, during normal business hours, to the facilities, records and personnel (including outside accountants) of the Corporation and its Subsidiaries to the extent that the same reasonably relates to such holder's interest in the Corporation, subject to reasonable prior written notice delivered to the Corporation and subject to execution by each such holder of Senior Preferred Stock of a confidentiality and nondisclosure agreement in the form agreed to prior to the date hereof. The Corporation shall be entitled to designate one or more representatives of the Corporation to be present during all such periods of access.

          11.    Restrictions on Issuance and Transfer of Senior Preferred Stock.    Until the restrictions and limitations set forth in this Article IV, Section C.11 shall have been terminated in the manner hereinafter provided:

            (a)   No shares of Senior Preferred Stock shall be transferable, and they shall not be transferred on the books of the Corporation, unless a simultaneous transfer is made by the same transferor to the same transferee of the same number of shares of (i) senior preferred stock, par value $0.01 per share, of K&F Acquisition (the "K&F Acquisition Preferred Stock") or, after the effective time of the Merger, senior preferred stock, par value $0.01 per share, of K&F Industries (the "K&F Industries Preferred Stock") and (ii) senior preferred stock, par value $0.01 per share, of K&F Intermediate (the "K&F Intermediate Preferred Stock").

            (b)   The Corporation shall not issue or agree to issue any shares of Senior Preferred Stock to any person unless effective provision has been made for the simultaneous issuance or transfer to the same person of the same number of shares of K&F Acquisition Preferred

    Stock or K&F Industries Preferred Stock, as the case may be, and K&F Intermediate Preferred Stock and for the pairing of the shares of the Senior Preferred Stock, the K&F Acquisition Preferred Stock or the K&F Industries Preferred Stock, as the case may be, and the K&F Intermediate Preferred Stock.

            (c)   The Corporation shall not declare or pay any stock dividends consisting in whole or in part of Senior Preferred Stock, issue any rights or warrants to purchase any shares of Senior Preferred Stock, or subdivide, combine or otherwise reclassify the shares of Senior Preferred Stock, unless K&F Acquisition or K&F Industries, as the case may be, and K&F Intermediate simultaneously takes the same or equivalent action with respect to the K&F Acquisition Preferred Stock or the K&F Industries Preferred Stock, as the case may be, and the K&F Intermediate Preferred Stock, respectively, to the end that the outstanding shares of Senior Preferred Stock, K&F Acquisition Preferred Stock or K&F Industries Preferred Stock, as the case may be, and K&F Intermediate Preferred Stock will at all times be effectively paired on a one-for-one basis as contemplated herein.

            (d)   Each certificate issued evidencing shares of Senior Preferred Stock shall bear the following legend:

              "The shares of K&F Parent, Inc. (the "Corporation") represented by this certificate are subject to restrictions set forth in the Certificate of Incorporation of the Corporation which prohibits any transfer of shares of senior preferred stock of the Corporation, K&F Intermediate Holdco, Inc. and K&F Acquisition, Inc. that are paired pursuant to Article IV, Section C.11 of the Certificate of Incorporation of the Corporation, Article IV, Section C.11 of the Certificate of Incorporation of K&F Intermediate Holdco, Inc. and Article IV, Section C.11 of the Certificate of Incorporation of K&F Acquisition, Inc., except in combination with an equal number of shares of the senior preferred stock of the other corporations in accordance with the respective Certificates of Incorporation of each corporation, copies of which are available for inspection during regular business hours at the principal executive offices of each corporation, and the holder of this certificate by his/her/its acceptance hereof consents to be bound by such restrictions."

            (e)   This Article IV, Section C.11 may not be amended, altered or repealed without the approval a majority of the members of the Board, including a majority of the members of the Board elected by the holders of the Common Stock.

          12.    Section Headings.    Section headings are for convenience of reference only and shall not constitute a part of this Certificate of Incorporation or be referred to in connection with the interpretation or construction hereof.

        SECTION D.    Junior/Series A Preferred Stock.    The designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the Junior/Series A Preferred Stock shall be as follows:

          1.    Stated Value.    The shares of Junior/Series A Preferred Stock shall be issued by the Corporation for their Junior/Series A Preferred Stated Value, in such amounts, at such times and to such persons as shall be specified by the Board from time to time. For the purposes hereof, the "Junior/Series A Preferred Stated Value" of each share of Junior/Series A Preferred Stock (regardless of its par value) shall be $10,000 per share, which Junior/Series A Preferred Stated Value shall be proportionately increased or decreased for any stock consolidation or stock split, respectively, of the outstanding shares of Junior/Series A Preferred Stock.

          2.    Rank.    The Junior/Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) junior to the Senior Preferred Stock and all classes and series of Preferred Stock of the Corporation established by the Board, the terms of which specifically provide that such securities rank senior to the Junior/Series A Preferred Stock with respect to distributions upon liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends (collectively the "Junior/Series A Senior Securities"), (ii) on a parity with all classes and series of Preferred Stock of the Corporation established by the Board, the terms of which specifically provide that such securities rank on a parity with the Junior/Series A Preferred Stock with respect to distributions upon liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends (collectively referred to herein as the "Junior/Series A Parity Securities"), and (iii) senior to the Corporation's Junior/Series A Junior Securities. For purposes hereof, "Junior/Series A Junior Securities" means all series and classes of Common Stock and all other classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding that are expressly designated as being junior to the Junior/Series A Preferred Stock with respect to distributions upon liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends.

          3.    Dividends.

            (a)    Amount.    The holder of record of each share of the Junior/Series A Preferred Stock as their names appear in the stock register of the Corporation shall be entitled to receive (when, as and if declared by the Board, it being understood that the Board may elect not to make any such declaration), out of funds of the Corporation legally available therefor, a dividend on each anniversary of the date (the "Junior/Series A Preferred Issue Date") any shares of Junior/Series A Preferred Stock are first issued (the "Junior/Series A Dividend Accrual Date") prior to and in preference to any declaration or payment of any dividends on Junior/Series A Junior Securities, at a rate of 10% per annum on the Junior/Series A Preferred Liquidation Preference as of the Junior/Series A Preferred Issue Date (in the case of all dates prior to the first Junior/Series A Dividend Accrual Date) and as of the preceding Junior/Series A Dividend Accrual Date (in all other cases).

            (b)    Accumulation and Time of Payment.    Dividends on each share of the Junior/Series A Preferred Stock shall be cumulative, shall accrue from day to day, whether or not declared, commencing on the Junior/Series A Preferred Issue Date and shall compound on each Junior/Series A Dividend Accrual Date, commencing on the first anniversary of the Junior/Series A Preferred Issue Date. For the avoidance of doubt, the Junior/Series A Preferred Liquidation Preference shall include, as of any date, all dividends that have accrued from day to day since the preceding Junior/Series A Dividend Accrual Date. The amount of dividends that accrue for any period shorter than a full annual dividend period shall be computed on the basis of a 360 day year.

            (c)    Payment of Accumulated Dividends.    Accumulated dividends not paid may be declared by the Board and paid in cash to the holders of record of outstanding shares of Junior/Series A Preferred Stock as their names shall appear on the stock register of the Corporation as of a record date to be established by the Board, which record date shall be not more than 60 nor less than 30 days preceding the date of payment, whether or not such date is a Junior/Series A Dividend Accrual Date. Holders of outstanding shares of Junior/Series A Preferred Stock shall not be entitled to receive any dividends in excess of the aggregate amount of accrued dividends to which such holders are then entitled as provided in this Article IV, Section D.3.

            (d)    Restrictions on Payment of Dividends.    Notwithstanding anything contained herein to the contrary, no dividends on shares of Junior/Series A Preferred Stock shall be declared by the Board or paid or set apart for payment by the Corporation: (i) unless, prior to or concurrently with such declaration, payment or setting apart, all accrued and unpaid dividends, if any, on shares of Junior/Series A Senior Securities shall have been paid or declared and set apart for payment through the dividend payment period with respect to such Junior/Series A Senior Securities which next precedes or coincides with the Junior/Series A Dividend Accrual Date; or (ii) at such time as such declaration, payment or setting apart is prohibited by the DGCL; or (iii) at such time as the terms and provisions of any contract or other agreement of the Corporation or any of its Subsidiaries (other than any Intercompany Agreements) entered into or assumed providing financing (including acquisition financing) or working capital to the Corporation or any of its Subsidiaries (whether or not entered into prior to, at or after the issuance of the Junior/Series A Preferred Stock), specifically prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Junior/Series A Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Junior/Series A Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Junior/Series A Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Junior/Series A Preferred Stock, all dividends declared upon the Junior/Series A Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Junior/Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Junior/Series A Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Junior/Series A Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other.

          4.    Restrictions on Payments.    So long as any shares of Junior/Series A Preferred Stock are outstanding, the Corporation shall not (i) declare, pay or set apart for payment any dividend on, or make any distribution in respect of, Junior/Series A Junior Securities or any warrants, rights, calls or options exercisable or convertible into any Junior/Series A Junior Securities, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends solely in the form of a particular class or series of Junior/Series A Junior Securities, or warrants, rights or options exercisable for such Junior/Series A Junior Securities, to holders of such Junior/Series A Junior Securities), (ii) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption, retirement or other acquisition for value of any of, or redeem, purchase, retire or otherwise acquire for value any of, the Junior/Series A Junior Securities (other than as a result of a reclassification of Junior/Series A Junior Securities or the exchange or conversion of one class or series of Junior/Series A Junior Securities for or into another class or series of Junior/Series A Junior Securities) or any warrants, rights, calls or options exercisable for or convertible into any of the Junior/Series A Junior Securities, or (iii) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase, redeem, retire or otherwise acquire for value any of the Junior/Series A Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior/Series A Junior Securities; provided, however, that the restrictions of this Article IV, Section D.4 may be waived by the affirmative vote at a meeting of stockholders, or by written consent, of a majority of the outstanding shares of Junior/Series A Preferred Stock; provided further, however, that the restrictions of this Article IV, Section D.4 shall not apply to the repurchase, redemption or other acquisition or retirement for value of any Junior/Series A Junior Securities held by any then current or former director, officer or employee of, or consultant to, the Corporation or any of its Subsidiaries issued pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or the declaration and payment of dividends by the Corporation to, or the making of loans to, any direct or indirect parent in order to effectuate any such repurchase, redemption or other acquisition or retirement for value by such direct or indirect parent.

          5.    Liquidation Preference.

            (a)    The Junior/Series A Preferred Liquidation Preference.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Junior/Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, whether such assets are capital or surplus or otherwise and whether or not any dividends in respect of the Junior/Series A Preferred Stock have been declared, an amount per share outstanding equal to the sum of (x) the Junior/Series A Preferred Stated Value plus (y) all accrued but unpaid dividends thereon (whether or not declared), computed to the date payment thereof is made (the "Junior/Series A Preferred Liquidation Preference"), before any payment shall be made or any assets distributed to the holders of Junior/Series A Junior Securities. If the assets of the Corporation are not sufficient to pay in full the liquidation preference payable to the holders of outstanding shares of the Junior/Series A Preferred Stock and any other Junior/Series A Parity Securities, then the holders of all such securities shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of Junior/Series A Preferred Stock and the holders of outstanding shares of such other securities are entitled were paid in full. Nothing herein contained shall be deemed to prevent redemption, exchange or repurchase, as the case may be, of shares of the Junior/Series A Preferred Stock by the Corporation in the manner provided in Article IV, Sections D.6 and D.7, respectively, hereof. The Junior/Series A Preferred Liquidation Preference with respect to each outstanding fractional share of Junior/Series A Preferred Stock shall be equal to a ratably proportionate amount of the Junior/Series A Preferred Liquidation Preference with respect to each outstanding share of Junior/Series A Preferred Stock. All payments for which this Article IV, Section D.5(a) provides shall be in cash, property (valued at its fair market value, as determined by an independent nationally recognized investment banking firm selected by the Corporation) or any combination thereof; provided, however, that no cash shall be paid to holders of Junior/Series A Junior Securities unless each holder of the outstanding shares of Junior/Series A Preferred Stock has been paid in cash the full amount of the Junior/Series A Preferred Liquidation Preference to which such holder is entitled as provided herein. After payment of the full amount of the Junior/Series A Preferred Liquidation Preference to which each holder is entitled, such holders of shares of Junior/Series A Preferred Stock will not be entitled to any further participation in any distribution of the assets of the Corporation.

            (b)    Events Not Constituting Liquidation.    For the purposes of this Article IV, Section D.5, a Change of Control shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation so long as the Corporation consummates the mandatory redemption as set forth in Article IV, Section D.6(b) below and so long as the net proceeds of such Change of Control are sufficient to pay the Junior/Series A Preferred Redemption Price.

          6.    Redemption.

            (a)    Optional Redemption of Junior/Series A Preferred Stock.    Subject to the restrictions set forth in Article IV, Section D.6(d) hereof and so long as no share of Senior Preferred Stock remains outstanding, the Corporation may, at the option of the Board, at any time or from time to time, in whole or in part, redeem the shares of Junior/Series A Preferred Stock at the time outstanding out of funds legally available therefor, upon notice given as hereinafter specified and on such date as specified in such notice, at a redemption price (the "Junior/Series A Preferred Redemption Price") equal to the Junior/Series A Preferred Liquidation Preference in effect on the date of redemption specified in such notice.

            (b)    Mandatory Redemption of Junior/Series A Preferred Stock.    Provided that the Senior Preferred Redemption Obligation arising upon the occurrence of a Change of Control pursuant to Article IV, Section C.5(b)(ii) hereof shall have first been discharged in full and subject to the restrictions set forth in Article IV, Section D.6(d) hereof, on the 90th day following the occurrence of a Change of Control, the Corporation shall redeem all, but not less than all, the shares of Junior/Series A Preferred Stock at the time outstanding out of funds legally available therefor, upon notice given as hereinafter specified and on such date as specified in such notice, at the Junior/Series A Preferred Redemption Price.

            (c)    Manner of Redemption.    Notice of redemption of outstanding shares of Junior/Series A Preferred Stock pursuant to Article IV, Section D.6(a) or (b) shall be sent by or on behalf of the Corporation to the holders of record of outstanding shares of Junior/Series A Preferred Stock selected for redemption in the manner provided in Article IV, Section D.8(b) hereof. If, as a result of a redemption pursuant to Article IV, Section D.6(a), a holder would be left with a fraction of a share of Junior/Series A Preferred Stock, the Corporation shall redeem the number of shares of such holder that it otherwise would redeem rounded up or down, in the Corporation's sole discretion, to the nearest whole number.

            (c)    Restrictions on Redemptions.    No shares of Junior/Series A Preferred Stock shall be redeemed in whole or part under Article IV, Section D.6(a) or (b) hereof: (i) at any time that such redemption is prohibited by the DGCL; (ii) at any time that the terms and provisions of any contract or other agreement of the Corporation or any of its Subsidiaries (other than Intercompany Agreements) entered into or assumed providing financing (including acquisition financing) or working capital to the Corporation or any of its Subsidiaries (whether or not entered into prior to, at or after the issuance of the Junior/Series A Preferred Stock), specifically prohibits such redemption or provides that such redemption would constitute a breach thereof or a default thereunder; or (iii) at any time that the Corporation shall be in default in respect of any of its redemption obligations on or under Junior/Series A Senior Securities.

            (d)    Priority as to Junior/Series A Junior Securities.    The Corporation shall take no action that would otherwise require the Corporation to redeem any outstanding shares of Junior/Series A Preferred Stock pursuant to Article IV, Section D.6 hereof (each a "Junior/Series A Preferred Redemption Obligation") if at such time the Corporation is unable to discharge its Junior/Series A Preferred Redemption Obligation and the Corporation shall not permit a Change of Control to occur that would otherwise require the Corporation to redeem any outstanding shares of Junior/Series A Preferred Stock pursuant to Article IV, Section D.6(b) hereof if at such time the Corporation would not have sufficient funds available to pay the Junior/Series A Preferred Redemption Price; provided, however, that if the Corporation fails to discharge any Junior/Series A Preferred Redemption Obligation (without regard as to the circumstances pursuant to which such Junior/Series A Preferred Redemption Obligation arose), (x) the Junior/Series A Preferred Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Junior/Series A Preferred Redemption Obligation, and (y) so long as such Junior/Series A Preferred Redemption Obligation shall be outstanding but shall not be fully discharged, the Corporation shall not (i) declare, pay or set apart for payment any dividend on, or make any distribution in respect of, the Junior/Series A Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior/Series A Junior Securities, either directly or indirectly, whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends of a particular class or series of Junior/Series A Junior Securities, or warrants, rights or options exercisable for such Junior/Series A Junior Securities, to holders of such Junior/Series A Junior Securities), or (ii) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption, retirement or other acquisition for value of any of, or redeem, purchase, retire or otherwise acquire for value any of, the Junior/Series A Junior Securities (other than as a result of a reclassification of Junior/Series A Junior Securities or the exchange or conversion of one class or series of Junior/Series A Junior Securities for or into another class or series of Junior/Series A Junior Securities, other than through the use of the proceeds of a substantially contemporaneous sale of other Junior/Series A Junior Securities) or any warrants, rights, calls or options exercisable for or convertible into any of the Junior/Series A Junior Securities, or (iii) permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase, redeem, retire or otherwise acquire for value any of the Junior/Series A Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior/Series A Junior Securities. Notwithstanding the immediately preceding sentence, the restrictions of this Article IV, Section D.6(d) shall not apply to the repurchase, redemption or other acquisition or retirement for value of any Junior/Series A Junior Securities held by any then current or former director, officer or employee of, or consultant to, the Corporation or any of its Subsidiaries issued pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or the declaration and payment of dividends by the Corporation to, or the making of loans to, any direct or indirect parent in order to effectuate any such repurchase, redemption or other acquisition or retirement for value by such direct or indirect parent.

          7.    Exchange.    Provided that no share of Senior Preferred Stock is then outstanding, the Junior/Series A Preferred Stock is exchangeable to the extent of funds legally available for the redemption thereof on the date of exchange, at the sole option of the Corporation, in whole or in part and from time to time, for the Corporation's Subordinated Exchange Debentures due on January 1st immediately following the tenth anniversary of the date of issuance thereof but in no event prior to January 1, 2016 (the "Exchange Debentures"). The Exchange Debentures shall be issued pursuant to an indenture, (i) the terms of which shall provide that the interest rate on the Exchange Debentures shall not be less than the dividend rate on the Junior/Series A Preferred Stock, and (ii) the form of which shall have been approved by the Corporation and the holders of a majority of the then outstanding shares of Junior/Series A Preferred Stock. Holders of the outstanding shares of Junior/Series A Preferred Stock will be entitled to receive $10,000 principal amount of the Exchange Debentures in exchange for each share of Junior/Series A Preferred Stock held by them at the time of exchange and, at the option of the Corporation, cash or such principal amount of the Exchange Debentures equal to all accrued but unpaid dividend amounts at the time of the exchange. Such holders may receive Exchange Debentures in amounts less than $10,000 as may be necessary due to the issuance of fractional shares of Junior/Series A Preferred Stock. The Corporation will cause the Exchange Debentures to be authenticated as of the date on which the exchange is effective (the "Exchange Date") and dated the Dividend Accrual Date that coincides with the Exchange Date.

          8.    Procedure for Redemption or Exchange.

            (a)    Selection.    In the event that fewer than all of the outstanding shares of Junior/Series A Preferred Stock are to be redeemed or exchanged pursuant to Article IV, Section D.6(a) or D.7 hereof, the number of shares to be redeemed or exchanged, shall be determined by the Board at its sole option and, with respect to such redemption subject to compliance with Article IV, Section D.6(d), shall be redeemed or exchanged pro rata among all holders of the Junior/Series A Preferred Stock.

            (b)    Notice.    If the Corporation elects to redeem or exchange shares of Junior/Series A Preferred Stock pursuant to Article IV, Section D.6(a) or Section D.7 or is required to redeem shares of Junior/Series A Preferred Stock pursuant to Article IV, Section C.6(b), notice of every such election or redemption shall be mailed by first class mail, postage prepaid, not less than 15 days nor more than 30 days prior to the date fixed for such redemption (the "Junior/Series A Preferred Redemption Date") or the Exchange Date addressed to the holders of record of the shares to be redeemed or exchanged, as the case may be, at their respective addresses as they shall last appear on the books of the Corporation. Each such notice shall state: (i) the Junior/Series A Preferred Redemption Date or Exchange Date; (ii) that shares of Junior/Series A Preferred Stock are to be redeemed or exchanged and, solely for purposes of Article IV, Section D.6(a) or Section D.7, if less than all the shares held by such holder are to be redeemed or exchanged, the number of such shares to be redeemed or exchanged; (iii) the Junior/Series A Preferred Redemption Price or exchange price, as applicable; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Junior/Series A Preferred Redemption Price or exchange price, as applicable; (v) that dividends on the shares to be redeemed or exchanged will cease to accrue on such Junior/Series A Preferred Redemption Date or Exchange Date, as applicable and (vi) if the redemption is pursuant to Article IV, Section D.6(b), information in reasonable detail describing the event that constituted the Change of Control. Each notice delivered pursuant to Article IV, Section D.6(a) may be made contingent upon the occurrence of such events as may be set forth in the notice.

            (c)    Effect of Redemption or Exchange.    Notice having been mailed as aforesaid, from and after the payment of the Junior/Series A Preferred Redemption Price or exchange price, as applicable, in full, on the Junior/Series A Preferred Redemption Date or as of the Exchange Date, dividends on the shares of Junior/Series A Preferred Stock so redeemed or exchanged shall cease to accrue, and the shares of Junior/Series A Preferred Stock so redeemed shall no longer be deemed to be outstanding and shall be retired and shall have the status of authorized but unissued shares of Preferred Stock, unclassified as to series, and shall not be reissued and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Junior/Series A Preferred Redemption Price as provided in Article IV, Section D.6 or the Exchange Debentures upon exchange and any accrued and unpaid dividends with respect to the Junior/Series A Preferred Stock, in cash or Exchange Debentures as provided in Article IV, Section D.7) shall cease and terminate. In the event of redemption, if notice of redemption, which shall otherwise comply in all respect with Article IV, Section D.8(b) hereof, shall have been mailed and if prior to the Junior/Series A Preferred Redemption Date all said funds necessary for such redemption shall have been irrevocably deposited in trust, for the account of the holders of the shares of the Junior/Series A Preferred Stock to be redeemed (and so as to be and continue to be available therefor), with a bank or trust company named in such notice, then at such time, all shares of the Junior/Series A Preferred Stock with respect to which such notice shall have been so mailed and such deposit shall have been so made, shall be deemed to be no longer outstanding and all rights with respect to such shares of the Junior/Series A Preferred Stock shall forthwith upon such deposit in trust cease and terminate (except the right of the holders thereof on or after the Junior/Series A Preferred Redemption Date to receive from such deposit the Junior/Series A Preferred Redemption Price) (it being understood that dividends shall be deemed to have accrued on such shares of Junior/Series A Preferred Stock until the Junior/Series A Preferred Redemption Date specified in such notice, irrespective of whether such shares shall be outstanding as of such date). In case the holders of shares of the Junior/

    Series A Preferred Stock that shall have been called for redemption shall not within two years (or any longer period if required by law) after the Junior/Series A Preferred Redemption Date claim any amount so deposited in trust for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Corporation any such unclaimed amount so deposited with it and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Corporation for payment of the Junior/Series A Preferred Redemption Price in respect thereof. Upon surrender in accordance with said notice of the certificates for any shares so redeemed or exchanged (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), the Junior/Series A Preferred Redemption Price provided in Article IV, Section D.6 or the Exchange Debentures and any cash to be delivered by the Corporation pursuant to Article IV, Section D.7 shall be delivered to the registered holder of such certificates. In case fewer than all the shares of Junior/Series A Preferred Stock represented by any such certificate are redeemed or exchanged, a new certificate shall be issued representing the unredeemed or unexchanged shares without cost to the holder thereof.

          9.    Voting Rights.    Except as specifically set forth herein or in the DGCL, the holders of shares of Junior/Series A Preferred Stock shall not be entitled to any voting rights with respect to any matters voted upon by stockholders of the Corporation. To the extent that the holders of shares of Junior/Series A Preferred Stock shall be entitled, by reason of the terms hereof or the DGCL, to any voting rights with respect to any matters to be voted upon by any class or group of stockholders of the Corporation, the holders of shares of Junior/Series A Preferred Stock shall have one vote per share of Junior/Series A Preferred Stock, unless otherwise required by the express provisions hereof or by applicable law.

          10.    Section Headings.    Section headings are for convenience of reference only and shall not constitute a part of this Certificate of Incorporation or be referred to in connection with the interpretation or construction hereof.

        SECTION E.    Certain Definitions.

          1.     "Acquired Debt" means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

          2.     "Affiliate" means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person. "Control" means (a) in the case of a corporation, the ownership, directly or indirectly, of 50% or greater of the Capital Stock in that corporation, and the ability to elect 50% or greater of such corporation's board of directors, and (b) in the case of a Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of the Person, whether through the ownership of a voting equity interest, by contract or otherwise.

          3.     "Asset Sale" means (a) the sale, lease, conveyance or other disposition of any assets or rights other than sales of inventory in the ordinary course of business consistent with past practices and (b) the issuance or sale of Equity Interests in any of the Corporation's Subsidiaries, in the case of either clause (a) or (b), whether in a single transaction or a series of related transactions (x) that have a fair market value in excess of $5.0 million or (y) for net proceeds in excess of

  $5.0 million. Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

            (i)    a transfer of assets between or among the Corporation and its Subsidiaries, subject to the provisions of Article IV, Section C.8(a)(iv);

            (ii)   an issuance of Equity Interests by a Subsidiary of the Corporation to the Corporation or to another Subsidiary of the Corporation;

            (iii)  the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

            (iv)  the sale or other disposition of equipment or other property that is worn out or no longer useful in the business of the Corporation or its Subsidiaries, in each case in the ordinary course of business;

            (v)   the sale or other disposition of cash or Cash Equivalents;

            (vi)  a Restricted Payment that is permitted by Article IV, Section C.8(a)(ii); and

            (vii) a Restricted Investment that is permitted by Article IV, Section C.8(a)(xi) and any Permitted Investment.

          4.     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

          5.     "Bankruptcy Code" means Title XI of the United States Code.

          6.     "Capital Lease Obligations" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

          7.     "Capital Stock" means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

          8.     "Cash Equivalents" means (a) United States dollars; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition; (c) (i) demand deposits, (ii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, (iii) bankers' acceptances with maturities not exceeding one year and (iv) overnight bank deposits and other similar types of investments routinely offered by commercial banks, in each case, with any lender party to the Senior Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $250.0 million; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper having a rating of at least A-3 from Moody's Investors Service, Inc. or P-3 from Standard & Poor's Rating Services and in each case maturing within 270 days after the date of acquisition;

  (f) short-term tax exempt securities including municipal notes, commercial paper, auction rate floaters, and floating rate notes rated either P-1 by Moody's or A-1 by S&P and maturing within 270 days of acquisition; (g) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Moody's or A by S&P; (h) money market funds the assets of which constitute primarily Cash Equivalents of the kinds described in clauses (a) through (g) of this definition.

          9.     "Change of Control" means (a) if the Permitted Holders shall cease to "beneficially own" (within the meaning of the Exchange Act, whether or not the Corporation is subject thereto) at least 51%, on a fully diluted basis, of the outstanding Common Stock of the Corporation; (b) the Corporation shall cease to "beneficially own" (within the meaning of the Exchange Act, whether or not the Corporation is subject thereto) 100% on a fully diluted basis of the Capital Stock of K&F Intermediate (other than the K&F Intermediate Preferred Stock), K&F Acquisition (other than the Senior Redeemable Preferred Stock, par value $0.01 per share, of K&F Acquisition) or K&F Industries (other than the K&F Industries Preferred Stock), Aircraft Braking Systems Corporation or Engineered Fabrics Corporation (other than by reason of any merger or mergers or consolidation or consolidations of any of the Corporation, K&F Intermediate, K&F Acquisition, K&F Industries, Aircraft Braking Systems Corporation or Engineered Fabrics Corporation into one or more of the others); (c) the Corporation shall sell all or substantially all of the assets of the Corporation, K&F Intermediate, K&F Acquisition, K&F Industries, Aircraft Braking Systems Corporation or Engineered Fabrics Corporation, whether in one transaction or a series of related transactions; or (d) the majority of the seats (other than vacant seats and other than seats held by Senior Designees) on the board of directors (or similar governing body) of the Corporation cease to be occupied by Persons who either (i) were members of the board of directors of the Corporation on the Closing Date or (ii) were nominated for election by the board of directors of the Corporation, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of the directors referred to in clause (i) or (ii) (but in each such case excluding the Senior Designees).

          10.   "Closing Date" means the date as of which the closing of the purchase and sale of the shares of common stock of K&F Industries, Inc., a Delaware corporation ("K&F Industries"), and the other transactions contemplated by that certain Stock Purchase Agreement dated as of October 15, 2004 (the "Stock Purchase Agreement") by and among the Corporation and the stockholders of K&F Industries listed on Exhibit A thereof is consummated.

          11.   "Commission" means the United States Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

          12.   "Consolidated EBITDA" of any Person for any period, means the Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent deducted in the calculation of such Consolidated Net Income for such period, the sum of (a) income tax expense (including franchise, value added and similar taxes), (b) interest expense of such Person and its Subsidiaries whether paid or accrued and whether or not capitalized (including, without limitation, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, and net of the effect of all payments made or received (if any) pursuant to Hedging Obligations), amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expenses, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) fees and expenses under the Management Agreement and (g) any other non-cash charges (including non-cash expenses for grants of options), non-recurring salary and benefit expenses and headcount reductions, minus, without duplication and to the extent included in the calculation of such Consolidated Net Income for such period, the sum of (A) interest income (except to the extent deducted in determining such Consolidated Net Income), (B) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (C) any other non-cash income (other than the accrual of revenue in the ordinary course of business), (D) any cash payments made during such period reducing reserves or liabilities for accruals made in any prior fiscal quarter but only to the extent such reserves or accruals were included in the determination of Consolidated EBITDA for such prior fiscal quarter, all as determined on a consolidated basis and (E) upon and following the election of the Corporation to capitalize Program Investments on its balance sheet, the amount of such capitalized Program Investments for such period; provided that for purposes of calculating Consolidated EBITDA of the Corporation and its Subsidiaries for any period, (i) the Consolidated EBITDA of any Person acquired by the Corporation or its Subsidiaries during such period shall be included on a pro forma basis (including adjustments for non-recurring items) for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders' equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the holders of the Senior Preferred Stock and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found reasonably acceptable by the holders of at least a majority of the outstanding shares of Senior Preferred Stock and (ii) the Consolidated EBITDA of any Person disposed of by the Corporation or its Subsidiaries during such period shall be excluded for such period (assuming the consummation of such disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period). For the purposes of determining Consolidated EBITDA of the Corporation and its Subsidiaries, (i) Consolidated EBITDA for the quarter ending June 30, 2004 shall be deemed to be $26,917,000, (ii) Consolidated EBITDA for the quarter ending September 30, 2004 shall be deemed to be $31,472,000 and (iii) Consolidated EBITDA for the quarter ending December 31, 2004 shall be deemed to be $33,000,000.

          13.   "Consolidated Net Income" of any Person for any period, means the aggregate of the Net Income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Corporation and its consolidated Subsidiaries for any period, (a) the Net Income (or deficit) of any Person (other than a Subsidiary of the Corporation) in which any other Person (other than the Corporation or any of its Subsidiaries) has an ownership interest, except to the extent that any such income is actually received by the Corporation or such Subsidiary in the form of cash dividends or similar distributions during such period, shall be excluded, (b) the undistributed earnings of any Subsidiary of the Corporation shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (c) the cumulative effect of a change in accounting principles shall be excluded, (d) any step-up in costs of sales of inventory arising out of the application of purchase accounting treatment in connection with the acquisition and related financing of the acquisition by the Corporation and its Affiliates of K&F Industries pursuant to the Stock Purchase Agreement shall be excluded and (e) to the extent deducted in determining Net Income, (i) the fees, expenses and other costs incurred in connection with the consummation of the acquisition and related financing of the acquisition by the Corporation and its Affiliates of K&F Industries pursuant to the Stock Purchase Agreement and (ii) any increase in amortization or write-off of goodwill or other intangible assets or increased depreciation or amortization expense arising solely from the acquisition and related financing of the acquisition by the Corporation and its Affiliates of K&F Industries pursuant to the Stock Purchase Agreement shall be excluded.

          14.   "Control Investment Affiliate" means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          15.   "Credit Facilities" means, one or more debt facilities (including, without limitation, the Senior Credit Agreement) or commercial paper facilities or indentures, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit and any agreement or agreements governing Indebtedness incurred to refinance, replace, restructure or refund such agreements in whole or in part from time to time (whether with the original agent and lenders or other agents and lenders or otherwise), in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

          16.   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

          17.   "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

          18.   "Exchange Notes" means the notes issued in the Exchange Offer pursuant to the Indenture.

          19.   "Exchange Offer" has the meaning set forth for such term in the Registration Rights Agreement.

          20.   "Existing Indebtedness" means Indebtedness of the Corporation and its Subsidiaries (other than Indebtedness under the Senior Credit Agreement) in existence on the Closing Date and after giving effect to the Merger, until such amounts are repaid.

          21.   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

          22.   "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

          23.   "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and not for speculative purposes under (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (b) foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the person or entity entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred; (c) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time; and (d) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.

          24.   "Indebtedness" of any Person at any date, without duplication, means (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (f) the liquidation value (inclusive of any accrued but unpaid dividends, whether or not declared, thereon with respect to the Senior Preferred Stock) of all Capital Stock of the Corporation or any of its Subsidiaries that is mandatorily redeemable (other than at a time when no share of Senior Preferred Stock is outstanding and upon the occurrence of a contingency that has not yet occurred) or that is not explicitly subordinate to the Senior Preferred Stock with respect to dividends and rights upon liquidation, winding up or dissolution, (g) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (i) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) any Hedging Obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. In the case of Indebtedness of any Person (i) described in clauses (a) through (e) and (g) through (i) above, the amount of such Indebtedness outstanding as of any date shall be the amount any such Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP, (ii) described in clause (f) above, the amount of such Indebtedness shall be the liquidation value (inclusive of any accrued but unpaid dividends, whether or not declared, thereon with respect to the Senior Preferred Stock) and (iii) described in clause (j) above, the net amount payable if such Hedging Obligations were terminated at that time due to default by such Person (after giving effect to any contractually permitted set off).

          25.   "Indebtedness/EBITDA Ratio" means with respect to any specified Person for any period, the ratio of Indebtedness of such Person for such period to the Consolidated EBITDA of such Person for such period.

          26.   "Indenture" means that certain Indenture dated as of the Closing Date by and between K&F Acquisition and U.S. Bank National Association, as trustee.

          27.   "Investment" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees (other than Guarantees of Indebtedness of the Corporation or any of its Subsidiaries to the extent permitted in Article IV, Section C.8(a)(v))), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business and excluding trade payables of the Corporation and its Subsidiaries in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Corporation or any Subsidiary of the Corporation sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Corporation such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Corporation, the Corporation will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined by the Board. The acquisition by the Corporation or any Subsidiary of the Corporation of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Corporation or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined by the Board.

          28.   "K&F Acquisition" means K&F Acquisition, Inc., a Delaware corporation.

          29.   "K&F Intermediate" means K&F Intermediate Holdco, Inc., a Delaware corporation.

          30.   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give a security interest under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

          31.   "Management Agreement" means the Management Services Agreement, dated as of the Closing Date among the Corporation, K&F Industries and Aurora Management Partners LLC, as the same may be amended, supplemented or otherwise modified from time to time.

          32.   "Merger" means the merger of K&F Acquisition with and into K&F Industries with K&F Industries as the surviving corporation.

          33.   "Net Cash Proceeds" means the aggregate cash proceeds received by the Corporation or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale (as reasonably estimated by the Corporation), in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

          34.   "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (i) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (ii) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and (b) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

          35.   "Non-Recourse Debt" means Indebtedness (a) as to which neither the Corporation nor any of its Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) is the lender; (b) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Corporation or any of its Subsidiaries and (c) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against a Subsidiary of the Corporation) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Corporation or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its stated maturity.

          36.   "Permitted Affiliate Transactions" means:

            (a)   transactions between the Corporation or any of its Subsidiaries and any employee, officer or director of, or consultant to, the Corporation or any of its Subsidiaries that are approved by the disinterested members of the Board or such applicable Subsidiaries' board of directors;

            (b)   reasonable and customary directors' fees, indemnification and similar arrangements for officers, directors or employees, consulting fees, officer or employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of, or consultant to, the Corporation or any of its Subsidiaries and payments under any indemnification arrangements permitted by applicable law;

            (c)   transactions between or among the Corporation and/or its wholly-owned Subsidiaries or partially-owned Subsidiaries in which none of the Aurora Entities has any interest;

            (d)   transactions with a Person that is an Affiliate of the Corporation or any of its Subsidiaries solely because the Corporation or any of its Subsidiaries owns an Equity Interest in, or controls, such Person;

            (e)   the pledge of Equity Interests of Subsidiaries of the Corporation to support the Indebtedness thereof;

            (f)    issuances and sales of Equity Interests of the Corporation to Affiliates of the Corporation so long as such issuances and sales are not in contravention of any other provisions of this Certificate of Incorporation;

            (g)   Restricted Payments that are permitted by the provisions of Article IV, Section C.8(a)(ii) hereof;

            (h)   the payment of management fees and related expenses to Aurora Management Partners LLC and its Affiliates; provided, that such fees shall not, in the aggregate, exceed $2.0 million (plus out of pocket expenses) in any twelve-month period commencing after the Closing Date;

            (i)    the payment of transaction, consulting and advisory fees and related expenses to Aurora Management Partners LLC and its Affiliates for financial advisory, financing, underwriting or placement services or in respect of other investment banking entities, including without limitation, in connection with acquisitions or divestitures, in each case, which payments (1) are reasonably related to the services performed and (2) either (i) are under $10.0 million in any fiscal year of the Corporation or (ii) are approved by a majority of the members of the Board or the board of directors of the applicable Subsidiary of the Corporation (in each such case, including a majority of the disinterested members of the Board or such applicable Subsidiaries' board of directors); and

            (j)    the payment of all fees and expenses related to the acquisition and related financing of the acquisition of K&F Industries by the Corporation and its Affiliates.

          37.   "Permitted Business" means the lines of business conducted by the Corporation and its Subsidiaries on the Closing Date and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by the Board or the board of directors of such applicable Subsidiary.

          38.   "Permitted Debt" means:

            (a)   the Indebtedness of the Corporation or any Subsidiary of the Corporation under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (a) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Corporation and its Subsidiaries thereunder) not to exceed the sum of (i) $50.0 million of revolving credit plus (ii) $480.0 million of term loans, less the sum of all principal payments with respect to such Indebtedness described in this clause (ii);

            (b)   the Existing Indebtedness;

            (c)   the Indebtedness of the Corporation and its Subsidiaries represented by the Senior Subordinated Notes due 2014 and the related Subsidiary Guarantees and the Exchange Notes and the related Subsidiary Guarantees (as defined in the Registration Rights Agreement) to be issued in exchange therefor pursuant to the Registration Rights Agreement;

            (d)   the Indebtedness of the Corporation or any of its Subsidiaries representing Permitted Refinancing Indebtedness (other than intercompany Indebtedness) issued in exchange for, or the net proceeds of which are used to redeem, repurchase, retire, defease or otherwise refund, refinance or replace, Indebtedness that was permitted to be incurred without the vote or consent of the holders of at least a majority of the outstanding shares of Senior Preferred Stock under Article IV, Section C.8(a)(v) or clauses (b), (c) or (d) of this definition;

            (e)   the Indebtedness of the Corporation or any of its Subsidiaries (other than any partially-owned Subsidiaries in which any of the Aurora Entities has any interest) representing intercompany Indebtedness between or among the Corporation and any of its Subsidiaries (other than any partially-owned Subsidiaries in which any of the Aurora Entities has any interest); provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Corporation or a Subsidiary of the Corporation or (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Corporation nor a Subsidiary of the Corporation, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Corporation or such Subsidiary, as the case may be, that was not permitted by this clause (e) of this definition;

            (f)    the Indebtedness of the Corporation or any of its Subsidiaries representing Hedging Obligations;

            (g)   the Guarantee by the Corporation or any of its Subsidiaries of Indebtedness, other than Non-Recourse Debt, of the Corporation or any of its Subsidiaries that was permitted to be incurred without the vote or consent of any holders of the outstanding shares of Senior Preferred Stock by another provision of Article IV, Section C.8(a)(v);

            (h)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of the Corporation or any of its Subsidiaries being advised of such incurrence;

            (i)    Indebtedness incurred in connection with any sale and leaseback transaction and any Capital Lease Obligations;

            (j)    Indebtedness of the Corporation or any of its Subsidiaries incurred to any then current or former directors, officers or employees of, or consultants to, the Corporation or any of its Subsidiaries to repurchase shares, or cancel options to purchase shares, of the Corporation's Equity Interests held by any such Person;

            (k)   Indebtedness of the Corporation or any of its Subsidiaries arising from any agreement providing for indemnities or similar obligations incurred by any Person in connection with the disposition of assets so long as such Indebtedness does not exceed the Net Cash Proceeds received by the Corporation or any of its Subsidiaries from the disposition of such assets;

            (l)    Indebtedness of the Corporation or any of its Subsidiaries represented by any preferred stock issued by a Subsidiary of the Corporation to the Corporation or to any other wholly-owned Subsidiary of the Corporation; and

            (m)  Indebtedness of the Corporation or any of its Subsidiaries the net proceeds of which are used to redeem, in whole or in part, the Senior Preferred Stock.

            For purposes of determining compliance with Article IV, Section C.8(a)(v): (A) in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in this definition of Permitted Debt, or is otherwise entitled to be incurred pursuant to Article IV, Section C.8(a)(v), the Corporation will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with Article IV, Section C.8(a)(v); (B) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same, or less onerous terms, the payment of dividends on Capital Stock in the form of additional shares of the same class of Capital Stock, the accrual of dividends on Capital Stock and the accretion of the liquidation preference of Capital Stock will not be deemed to be an incurrence of Indebtedness for purposes of Article IV, Section C.8(a)(v); and (C) for the purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred or the date the Corporation or any of its applicable Subsidiaries committed to incur such Indebtedness.

          39.   "Permitted Holder" collectively means (a) each of Aurora Equity Partners II L.P., Aurora Overseas Equity Partners II, L.P., Aurora Equity Partners III L.P. and Aurora Overseas Partners III, L.P. (the "Aurora Limited Partnerships"), (b) Aurora Capital Partners II L.P., Aurora Overseas Capital Partners II, L.P., Aurora Capital Partners III L.P. and Aurora Overseas Capital Partners III, L.P. (the "Aurora General Partners"), (c) Aurora Advisors II LLC, Aurora Advisors III LLC, Aurora Overseas Advisors II, LDC and Aurora Overseas Advisors III, LDC (the "Aurora Ultimate General Partners"), (d) any limited partners of the Aurora Limited Partnerships, any limited partners of any Aurora General Partner or any Control Investment Affiliate of any such limited partners, provided that such limited partner or Control Investment Affiliate is a party to that certain Securityholders Agreement dated as of the Closing Date among the Corporation and certain of its stockholders, optionholders and warrantholders, as the same may be supplemented, amended or otherwise modified from time to time (the "Securityholders Agreement") or gives a proxy to, or otherwise agrees that it will vote in a manner consistent with, any of the Aurora Limited Partnerships or the Aurora General Partners; (e) any managing director or employee of, or consultant to, Aurora Management Partners LLC, provided that such managing director, employee or consultant is a party to the Securityholders Agreement or gives a proxy to, or otherwise agrees that it will vote in a manner consistent with, any of the Aurora Limited Partnerships or the Aurora General Partners; (f) any member of the Advisory Board of Aurora Management Partners LLC, provided that such member is a party to the Securityholders Agreement or gives a proxy to, or otherwise agrees that it will vote in a manner consistent with, any of the Aurora Limited Partnerships or the Aurora General Partners; (g) any Affiliate of Aurora Management Partners LLC, provided that such Affiliate is a party to the Securityholders Agreement or gives a proxy to, or otherwise agrees that it will vote in a manner consistent with, any of the Aurora Limited Partnerships or the Aurora General Partners; and (h) any investment fund or other entity controlled by or under common control with, any one or more of the Aurora Ultimate General Partners or Aurora Management Partners LLC or the principals that control any one or more of the Aurora Ultimate General Partners or Aurora Management Partners LLC.

          40.   "Permitted Investment" means (a) any Investment in the Corporation or in a Subsidiary of the Corporation; (b) any Investment in Cash Equivalents; (c) any Investment by the Corporation or any Subsidiary of the Corporation in a Person, if as a result of such Investment (i) such Person becomes a Subsidiary of the Corporation; or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Corporation or a Subsidiary of the Corporation; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Article IV, Section C.8(a)(iii) or any non-cash consideration received in connection with a disposition of assets excluded from the definition of Asset Sale; (e) workers' compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business and endorsements of negotiable instruments and documents in the ordinary course of business; (f) loans or advances to employees (or guarantees of third party loans to employees) made in the ordinary course of business of the Corporation or such Subsidiary in an aggregate amount not to exceed $2.0 million at any one time outstanding at the Corporation and its Subsidiaries taken as a whole; (g) any Investment in any Person solely in exchange for the issuance of Equity Interest of the Corporation; (h) any purchase or other acquisition of Indebtedness of the Corporation or any Subsidiary; (i) any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; (j) Hedging Obligations; (k) advances or extensions of credit on terms customary in the industry in the form of accounts or other receivables incurred, and loans and advances made in settlement of such accounts receivable, all in the ordinary course of business; (l) Investments existing on the Closing Date; (m) Guarantees in accordance with or permitted by the terms of Article IV, Section C.8(a)(v); (n) advances, loans or extensions of credit to suppliers and vendors in the ordinary course of business; (o) Investments by the Corporation or any Subsidiary of the Corporation in joint ventures operating primarily in a Permitted Business in an aggregate amount at any one time outstanding not to exceed $20.0 million at the Corporation and its Subsidiaries taken as a whole; (p) reclassification of any Investment initially made in the form of equity as a loan or advance, and reclassification of any Investment initially made in the form of a loan or advance as equity; provided in each case that the amount of such Investment is not increased thereby; and (q) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (q)

  of this definition that are at the time outstanding. not to exceed $10.0 million at the Corporation and its Subsidiaries taken as a whole.

          41.   "Permitted Refinancing Indebtedness" means any Indebtedness of the Corporation or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Corporation or any of its Subsidiaries (other than intercompany Indebtedness, the Junior/Series A Preferred Stock and any other shares of Capital Stock of the Corporation, K&F Intermediate or K&F Acquisition or K&F Industries, as the case may be); provided that such Indebtedness is in compliance with Article IV, Section C.8(a)(x), and provided further that:

            (a)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection with the extension, refinancing, renewal, replacement, defeasance or refunding); and

            (b)   such Indebtedness is incurred either by the Corporation or by the Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

          42.   "Person" means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity of any kind or nature.

          43.   "Program Investments" for any period means the amount of investments capitalized by the Corporation and its Subsidiaries during such period consisting of the sale of original wheel and brake assemblies to customers below cost in accordance with industry practice in commercial, military and general aviation industries.

          44.   "Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

          45.   "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Closing Date, by and among K&F Acquisition and the parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

          46.   "Restricted Investment" means an Investment other than a Permitted Investment.

          47.   "Senior Credit Agreement" means that certain Credit Agreement, dated as of the Closing Date, among K&F Intermediate, K&F Acquisition and the lenders parties thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements).

          48.   "Senior Subordinated Notes due 2014" means the 7 3/4% Senior Subordinated Notes due 2014 of K&F Acquisition issued under the Indenture.

          49.   "Solvent" means with respect to any Person, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person, as of such date, exceeds the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person, as of such date, is greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person does not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature; provided, however, that the Senior Preferred Stock and all Capital Stock of the Corporation or any of its Subsidiaries that is not mandatorily redeemable at any time when any share of the Senior Preferred Stock is outstanding and that is explicitly subordinate to the Senior Preferred Stock with respect to dividends and rights upon liquidation, winding up or dissolution, including, in each such case, any accrued but unpaid dividends thereon and any obligations to redeem or retire the same, shall be excluded from any determination of whether the Corporation and its Subsidiaries are Solvent pursuant to Article IV, Section C.8(b)(vi) until the eleventh anniversary of the Closing Date. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

          50.   "Subsidiary" means, with respect to any specified Person:

            (a)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

            (b)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

          51.   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

ARTICLE V
ANNUAL MEETINGS OF STOCKHOLDERS

        The annual meeting of stockholders shall be held at such time, on such date and at such place (within or without the State of Delaware) as provided in the Bylaws of the Corporation. Subject to any requirement of applicable law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE VI
CALL OF SPECIAL MEETINGS OF STOCKHOLDERS

        Special meetings of stockholders of the Corporation for any purpose or purposes may be called at any time (i) by a majority of the members of the Board or (ii) by a committee of the Board that has been duly designated by the Board and whose power and authority, as provided in a resolution by the Board or in the Bylaws of the Corporation, includes the power to call such meetings, but such special meetings of stockholders of the Corporation may not be called by any other person or persons or in any other manner; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any certificate of designations filed under Section 151(g) of the Delaware General Corporation Law (or its successor statute as in effect from time to time), then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

ARTICLE VII
STOCKHOLDER ACTION BY WRITTEN CONSENT

        Any election of directors or other action by the stockholders of the Corporation that can be effected at an annual or special meeting of stockholders can be effected by written consent without a meeting so long as such written consent is signed by the holders of at least the number of shares required to approve such action at a duly held annual or special stockholders meeting.

ARTICLE VIII
ELECTION OF DIRECTORS

        SECTION A.    Ballot.    Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

        SECTION B.    Stockholder Nominees.    Nominations by stockholders of persons for election to the Board shall be made only in accordance with the procedures set forth in the Bylaws of the Corporation.

        SECTION C.    Removal.    Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board, may be removed from office with or without cause, at any time, and only by the affirmative vote of the holders of a majority of the shares of Common Stock then outstanding.

ARTICLE IX
LIABILITY AND INDEMNIFICATION

        To the fullest extent permitted by the DGCL, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation may indemnify, in the manner and to the fullest extent permitted by the DGCL, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Expenses incurred by any such director, officer, employee or agent in defending any such action, suit or proceeding may be advanced by the Corporation prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified as authorized by the DGCL and this Article IX. The Corporation may, to the fullest extent permitted by the DGCL, purchase and maintain insurance on behalf of any such director, officer, employee or agent against any liability which may be asserted against such person. To the fullest extent permitted by the DGCL, the indemnification provided herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and, in the manner provided by the DGCL, any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the DGCL, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

        No repeal or modification of the foregoing paragraph shall adversely affect any right or protection of a director of the Corporation existing by virtue of the foregoing paragraph at the time of such repeal or modification.

        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed, signed and acknowledged by Richard Roeder, its Secretary as of the 17th day of November, 2004.

K&F PARENT, INC.

By:	/s/ RICHARD K. ROEDER
Name:	Richard K. Roeder
Title:	Secretary

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  Exhibit 3.1